Exhibit 99.2

HOLD FOR RELEASE	Investor Contacts:	Melissa Rose
410-953-1218

Bill Forrest
Gleacher Partners, LLC
212-418-4200

	Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES SECURES
IMPROVED EQUITY INVESTMENT COMMITMENT

– Revised Onex Commitment Based on $285 Million Pre-Money Equity Value of Magellan –

COLUMBIA, Md. – June 30, 2003 – Magellan Health Services, Inc. (OCBB: MGLH) today announced that the terms of its equity investment commitment agreement with Onex Corporation have been revised to increase the price to be paid by Onex to a price that is based on a pre-money equity valuation of $285 million (C$385 million), compared with $185 million (C$250 million) under the original Onex commitment.  The terms were revised after Magellan received competing interest concerning an equity investment commitment.  As under the original Onex commitment, the revised commitment provides for Magellan to receive an equity investment of $150 million upon consummation of its Chapter 11 reorganization.

The revised Onex equity commitment has the support of the Official Committee of Unsecured Creditors appointed in its Chapter 11 case, and Magellan stated that it continues to believe that it will emerge from Chapter 11 in September 2003.

Steven J. Shulman, chief executive officer of Magellan Health Services, stated, “Our higher equity value is great news for our customers, providers, employees and creditors, because it means that serious investors are demonstrating increasing interest in Magellan’s future.”

“I am very pleased that Onex remains committed to its investment.  I again thank Magellan’s customers and providers for their loyalty and our employees for their dedication,” Mr. Shulman concluded.

Robert LeBlanc, managing director of Onex Corporation, stated, “We have confidence in Magellan’s market, its current and potential performance, and its management team, and we are pleased to reaffirm our partnership with Magellan through this equity investment commitment.”

“The Chapter 11 process has successfully enhanced the prospective strength and value of reorganized Magellan,” said Saul E. Burian, director of Houlihan Lokey Howard & Zukin, which is the financial advisor to the Official Committee of Unsecured Creditors. “Magellan’s attractive business and its equity investment

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commitment give us great confidence in its ability to perform according to its plans and achieve its potential when it exits Chapter 11.”

The complete terms of the revised equity investment commitment will be filed with the U.S. Bankruptcy Court for the Southern District of New York Bankruptcy Court, and will be incorporated into a forthcoming amended Plan of Reorganization (the “Plan”) and Disclosure Statement.

The revised investment commitment retains substantially the same components as the original commitment, with the following exceptions:

•                  The rights offering to be made available to the Company’s general unsecured creditors, including holders of note claims, has been increased to $75 million of new equity in reorganized Magellan, or approximately 17.2%, compared with $50 million, or approximately 14.9% of the new equity in reorganized Magellan.  As under the original Onex commitment, Onex has agreed to purchase all such equity that is not purchased by the Company’s general unsecured creditors and holders of note claims.  (As a result of the expansion of the rights offering, the remainder of Onex’s $150 million commitment will be a $75 million direct investment in exchange for 17.2% of the new equity in reorganized Magellan, compared with $100 million in exchange for 29.9%);

•                  For holders of unsecured claims who elect the Cash Option (please see the attachment to this press release for an explanation of the Cash Option), the price that Onex has committed to pay will be based on a pre-money equity valuation of reorganized Magellan of $225 million, compared with $150 million under the original commitment;

•                  The cash payment of up to $50 million to holders of unsecured claims who elect the Cash Option will be funded entirely by Onex, and if the Cash Option is fully subscribed Onex would acquire from participants in the Cash Option an additional 14.6% of the new equity in reorganized Magellan; and

•                  The two directors of reorganized Magellan’s initial seven member board that are to be designated by the official creditors committee shall have initial terms of three years.

Summary terms of the revised equity investment commitment are attached to this press release.

The Onex commitment is subject to certain conditions as set forth in the commitment letter, including approval by the Bankruptcy Court having jurisdiction over Magellan’s Chapter 11 case.  The implementation of the investment by Onex and the effectiveness of Magellan’s restructuring are conditioned on confirmation and consummation of the Plan in accordance with the U.S. Bankruptcy Code.

Gleacher Partners LLC is serving as financial advisor to Magellan Health Services, and Weil, Gotshal & Manges LLP is bankruptcy counsel to Magellan Health Services.

About Magellan:  Headquartered in Columbia, Md., Magellan Health Services (OCBB: MGLH), is the country’s leading behavioral managed care organization, with approximately 65 million covered lives. Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this document including the success of any restructuring constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including: the ability of the Company to obtain the consent of the Bankruptcy Court for the transactions referred to above, the ability to obtain the acceptances from its creditors necessary to consummate the proposed restructuring, the Company’s obtaining Bankruptcy Court approval of a disclosure statement related to the Plan of Reorganization and any other needed approvals, and confirmation and consummation of the Proposed Plan of Reorganization, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors. Any forward looking statements made in this document are also qualified in their entirety by these risks and the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K/A for the year ended September 30, 2002 filed with the Securities and Exchange Commission on January 23, 2003.

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(Summary terms of revised equity investment commitment follows.)

Summary Terms of the Revised Onex Equity Commitment

The revised Onex equity commitment contains three principal components.  First, Onex has agreed to purchase $75 million of equity of reorganized Magellan to the extent such equity is not purchased by the Company’s general unsecured creditors, including holders of note claims, who will be offered the right to purchase such equity by the Company under the Plan.  The equity issued pursuant to this rights offering will equal approximately 17.2% of the equity of reorganized Magellan.  Second, Onex will invest $75 million in reorganized Magellan in exchange for new equity that also will represent approximately 17.2% of the outstanding common equity of reorganized Magellan.

Under the third component of the Onex commitment, the Plan will be amended to provide holders of unsecured claims the opportunity to elect to receive cash in lieu of a portion of the shares of reorganized Magellan that they would otherwise be entitled to receive under the Plan, up to a maximum of $50 million for the class (the “Cash Option”).  Those holders who elect the Cash Option will receive their pro rata share of up to $50 million in cash, which will reduce their distribution of common stock in reorganized Magellan by a number of shares that is equal in value to the cash received, based upon an equity valuation of reorganized Magellan of $225 million.  This cash payment of up to $50 million will be funded by Onex, and if the Cash Option is fully subscribed, Onex would acquire from participants in the Cash Option an additional 14.6% of the new equity in reorganized Magellan.

Of the total investment of $150 million in the Company, the Company will use approximately $50 million to $75 million to reduce debt.  The proceeds of the $150 million equity investment not used to reduce debt will be available to the Company for general corporate purposes.

If creditors elect to receive $50 million in cash under the Cash Option and no creditors elect to participate in the rights offering, Onex would make a total equity investment of $200 million in the equity of reorganized Magellan and own approximately 49% of the new equity in reorganized Magellan.  If no creditors elect the Cash Option and creditors participate fully in the rights offering by investing $75 million in the Company, Onex’s total investment would be $75 million and it would own approximately 17.2% of the new equity in reorganized Magellan.

The equity Onex acquires initially will have 50% of the voting rights with respect to matters to be voted on by common equity holders.  The board of directors of Reorganized Magellan will consist of seven members, five to be designated by Onex and two to be designated by the official creditors committee (which two will have initial terms of three years).  Thereafter, Onex will have the right to elect three of the seven directors of reorganized Magellan, all common equity holders voting together will have the right to elect two directors (with Onex having 50% of the vote) and all common equity holders other than Onex will have the right to elect two directors (after the expiration of the three-year term of the two directors designated by the creditors committee).  Onex’s voting rights will not be transferable upon the sale of any of its shares, and Onex will be subject to certain minimum equity ownership thresholds and mandatory conversion triggers, as detailed in the commitment letter.